UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 22, 2008

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-31332 (Commission File Number)	33-0264467 (I.R.S. Employer Identification No.)

30452 Esperanza

Rancho Santa Margarita, CA  92688

 (Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (949) 635-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 1.01.    Material Contracts.

On Friday, February 22, 2008, Liquidmetal Coatings, LLC (“LMC”) completed a transaction under which it issued and sold $2.5 million in preferred membership units to two existing holders of LMC common membership units.  LMC is a majority owned subsidiary of Liquidmetal Technologies, Inc. (the “Company”), and the preferred membership units were sold to two minority members of LMC.  Immediately following the sale of the preferred membership units, the subscription proceeds (after a 1% transaction fee) were distributed to LMC’s common unit members, and as a result of such distribution, the Company received approximately $1.7 million in the distribution.  The preferred units issued by LMC have an accruing priority return of 14% per year and are redeemable by the preferred holders on the fourth anniversary of the issue date, and if LMC fails to redeem the preferred units on or before the second anniversary of the issue date, the preferred units will receive an additional distribution equal to 200 common membership units (equal to 2% of the currently outstanding common units) per quarter until the preferred units are redeemed in full.

Item 2.03.    Creation of a Direct Financial Obligation.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03 to the extent that such information would be required to be disclosed pursuant to Item 2.03 of Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished herewith:

Exhibit
Number	Description

2.1	First Amended and Restated Operating Agreement of Liquidmetal Coatings, LLC, dated February 22, 2008.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Gerald E. Morrow
Gerald E. Morrow,
Chief Financial Officer

Date: February 28, 2008

EXHIBIT INDEX

Exhibit Number	Description

2.1	First Amended and Restated Operating Agreement of Liquidmetal Coatings, LLC, dated February 22, 2008.